Exhibit 99.1

News Release

2012-50

Contact

Dianne VanBeber

Vice President, Investor Relations and Communications

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Reports Third Quarter 2012 Results

Successful Intelsat 23 Launch Completes Fifth and Final 2012 Mission

Luxembourg, 5 November 2012

Intelsat S.A., the world’s leading provider of satellite services, today reported financial results for the three months ended September 30, 2012.

Intelsat S.A. reported revenue of $654.9 million and a net loss of $34.5 million for the three months ended September 30, 2012. The company also reported Intelsat S.A. EBITDAi, or earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization, of $471.1 million, and Intelsat S.A. Adjusted EBITDAi of $511.3 million, or 78 percent of revenue, for the three months ended September 30, 2012. Contracted backlog at September 30, 2012, was $10.8 billion.

Intelsat CEO Dave McGlade said, “In the third quarter, Intelsat achieved steady financial performance and further executed on our initiatives to serve media, broadband, mobility and government applications. Sequential revenue growth increased as expected, as expansion capacity and a hosted payload entered service. Overall, we continue to expect that full year 2012 revenue results will be slightly positive as compared to 2011.”

McGlade continued, “Our launch campaign progressed with successful launches of Intelsat 20 and Intelsat 21 in the third quarter; both satellites are now in service. On October 14, we completed our fifth and final launch for this year, Intelsat 23, which is now completing in-orbit testing. Demand for broadband connectivity for mobility applications, such as maritime and aeronautical, is opening new growth avenues for our satellite infrastructure. As our global Ku-band broadband mobility platform nears completion, Intelsat is positioned for an early lead in serving these important growth segments.”

Business Highlights

Satellite industry analyst NSR estimates the satellite-based maritime and aeronautical connectivity segment will grow to an approximately $950 million industry-wide opportunity by 2020. As demand for broadband connectivity extends to the skies, Intelsat made further strides in capturing new opportunities in the emerging commercial aeronautical connectivity segment.

•

In September, Intelsat announced a new contract with commercial aeronautical broadband service provider Gogo, a leader of in-flight connectivity and a pioneer in wireless in-flight digital entertainment solutions, on nine beams on Intelsat’s global Ku-band broadband mobility platform. Gogo will use capacity on the Intelsat 14, Intelsat 19, Intelsat 21, Intelsat 22, and Intelsat 27 satellites to extend its current U.S. domestic service territory to international regions.

•

In August, Intelsat also announced that Panasonic Avionics Corporation (“Panasonic”), the world leader in in-flight entertainment and communications, had selected the Intelsat EpicNG platform for its next generation commercial aeronautical service offering. Subsequently, Panasonic signed a new agreement for Ku-band capacity on Intelsat 14, located at 315° East, expanding its current aeronautical service platform.

•	Intelsat’s network services business continues to experience demand for fixed, wireless and broadband infrastructure used by telecom operators, wireless operators and enterprise network providers.

•

Brazilian telecommunications firm Intelig Telecomunicacoes, a subsidiary of Telecom Italia Moviles recently renewed its long-term commitment for C-band capacity on Intelsat 901 at 342° East to provide Internet trunking, cellular backhaul and fiber redundancy to remote locations in the Amazon region.

•

Telefonica del Peru, a leading integrated telecommunications operator, contracted for new capacity on Intelsat 1-R at 310° East, migrating later to Intelsat 805 at the same orbital location. The company will use the capacity for domestic cellular backhaul and enterprise private data networks.

•	iSatcom, a data networking company, recently signed a multi-year agreement on Intelsat 20. The company plans to use the services to deliver VSAT service to customers across Mongolia.

•

Claro Chile, a subsidiary of America Movil, recently renewed its multi-year agreement on Intelsat 23 at 307° East for the distribution of programming content to cable television operators, as well as cellular backhaul and corporate VSAT services across Chile.

•

Intelsat’s media business momentum continued, as use of capacity grew under previous contractual commitments, primarily from direct-to-home (“DTH”) service providers. Additional contracts in the period reflect regionalization of content, among other trends.

•

Intelsat recently announced new agreements with two of Bulgaria’s top media companies. NURTS, the primary tower company and sole digital terrestrial television (“DTT”) operator in Bulgaria, will leverage capacity on Intelsat 12 at 45° East to contribute content to its terrestrial towers for DTT services in Bulgaria. In the second agreement, Bulgarian Telecom (VIVACOM), Bulgaria’s national telecommunications provider, signed a multi-year agreement on Intelsat 12 to add high-definition content to its DTH platform for delivery in Bulgaria.

•	Multichoice Technical Operations (Pty) Ltd., the leading DTH provider serving Africa and a subsidiary of Naspers, signed a new agreement for additional capacity on Intelsat 904 at 60° East.

•	NTA Nigeria, the national broadcaster, recently renewed its contract for the distribution of Ku-band DTH video service to customers in Europe on Intelsat 905 at 335.5° East.

•

As announced in September, Mexico-based Grupo Televisa renewed its multi-year deals on Intelsat 11 at 317° East and Intelsat 905 at 335.5° East. The company will provide prime high-definition distribution of its Pay TV services for Latin America’s leading cable distribution systems on Intelsat 11, and its European Pay TV bouquet to cable systems on Intelsat 905.

•

Intelsat’s executed contract renewals and expansions in the government sector reflected solid demand for mobility applications with the high reliability and coverage of Intelsat’s extensive fleet. Various customers added over 100 MHz of capacity to existing mobility networks, the majority of which was on the Intelsat fleet.

•

Intelsat General Corporation, an indirect, wholly-owned subsidiary of Intelsat S.A., was selected as a prime contractor under the U.S. government’s new Custom SATCOM Solutions contract, a program that will provide end-to-end, turnkey satellite communications solutions to military and civilian government users. The program, known as CS2, is the final segment of the new Future COMSATCOM Services Acquisition (FCSA) procurement process, managed jointly by the Defense Information Systems Agency and the General Services Administration.

•	Intelsat is successfully executing a satellite-launch program to expand and refresh its service capacity. The current program includes six satellites, five of which have launched in 2012.

•

The Intelsat 19 satellite entered into service in August 2012, having suffered damage to one solar array during its June 2012 launch. Although both solar arrays are deployed, the power available to the satellite is less than is required to operate 100% of the payload capacity. We have filed a partial loss claim with our insurer relating to the solar array anomaly.

•	The Intelsat 20 satellite, launched on 2 August 2012, entered into service in September at its orbital destination of 68° East, where it is replacing the Intelsat 7 and Intelsat 10 satellites.

•	The Intelsat 21 satellite, launched on 19 August, entered into service in October at its orbital destination of 302° East, where it replaced the Intelsat 9 satellite.

•

Intelsat 23 was successfully launched on 14 October, and is expected to enter service later in the fourth quarter 2012 at 307° East, replacing Intelsat 707. Intelsat 23 will provide C-band services to customers in the Americas, Europe and Africa, and Ku-band coverage for Latin America.

•

Intelsat’s average fill rate on our approximately 2,150 station-kept transponders was 77 percent at September 30, 2012, reflecting a net increase in transponders resulting primarily from the entry into service of the Intelsat 19 and 20 satellites, as well increased active transponders from new contract activity.

•

On October 3, 2012, Intelsat Jackson Holdings S.A. (“Intelsat Jackson”), a wholly-owned subsidiary of Intelsat S.A., completed an offering of $640.0 million aggregate principal amount of its 6 5/8% Senior Notes due 2022. The net proceeds from the offering were primarily used to repurchase or redeem all of Intelsat Jackson’s outstanding 11 1/4% Senior Notes due 2016. In connection with the tender offers and redemption, we expect to recognize a loss on early extinguishment of debt of $23.6 million in the fourth quarter of 2012, consisting of the difference between the carrying value of the debt ultimately repurchased or redeemed and the total cash amount paid (including related fees), and a write-off of unamortized debt premium.

•

On October 3, 2012, Intelsat Jackson entered into an Amendment and Joinder Agreement that reduced interest rates applicable to borrowings under Intelsat Jackson’s secured term loan facility and secured revolving credit facility to (i) the London Inter-Bank Offered Rate (“LIBOR”) plus 3.25% or (ii) the Above Bank Rate (“ABR”) plus 2.25%. Following the amendment, the interest rate may decrease to LIBOR plus 3.00% or ABR plus 2.00% based on the corporate family rating of Intelsat Jackson from Moody’s Investors Service, Inc. The LIBOR and the ABR, plus the applicable margins, will be determined as specified in the applicable agreement and amendment, and LIBOR will not be less than 1.25% per annum.

•

On October 5, 2012, Intelsat Global Service LLC, our indirect subsidiary, completed the sale of our U.S. administrative headquarters office building in Washington, D.C., for a purchase price of approximately $85.0 million in cash. The sale will result in a pre-tax gain to be recognized in the fourth quarter of 2012 of approximately $12 to $13 million. Upon the closing of the sale, we entered into an agreement under which we will temporarily lease from the purchaser a portion of the property. We are currently in the process of selecting a location for a new permanent U.S. administrative headquarters.

•

Intelsat acquired the remaining 25.1% equity of the New Dawn Satellite Company, Ltd. joint venture for $8.7 million and retired $82.6 million in debt incurred by the venture. As a result of the transaction, which was completed in October 2012, the satellite, previously called “New Dawn,” was renamed Intelsat 28. Because the venture was previously fully consolidated in Intelsat’s results, no change to revenue or net loss is expected. We will eliminate the redeemable noncontrolling interest in the fourth quarter.

•	As of September 30, 2012, the outstanding balance on our revolving credit facility was $150.0 million, and availability under the facility was $339.3 million.

Financial Results for the Three Months Ended September 30, 2012

On-Network revenues generally include revenues from any services delivered via our satellite or ground network. Off-Network and Other revenues generally include revenues from transponder services, Mobile Satellite Services (MSS) and other satellite-based transmission services using capacity procured from other operators, often in frequencies not available on our network. Off-Network and Other Revenues also include revenues from consulting and other services and sales of customer premises equipment.

Total revenue for the three months ended September 30, 2012, increased by $2.1 million, to $654.9 million, as compared to the three months ended September 30, 2011. By service type, our revenues increased or decreased due to the following:

On-Network Revenues:

•

Transponder services—an aggregate increase of $6.9 million, principally due to an $8.8 million increase in revenue from growth in services sold to media customers largely in the Europe, the Latin America and Caribbean and the Asia-Pacific regions, partially offset by an aggregate $2.7 million decrease in revenue from network services customers, reflecting a decline in demand from Europe-based customers for services provided in Africa, and an increase in the Latin America and Caribbean region.

•

Managed services—an aggregate decrease of $1.4 million, largely due to a decrease in revenue from network services customers for international trunking primarily in Africa, a trend that we expect will continue due to the migration of services in this region to fiber optic cable, partially offset by increases in revenue from broadband services for mobility applications.

•

Channel—an aggregate decrease of $3.6 million related to a continued decline from the migration of international point-to-point satellite traffic to fiber optic cable, a trend that we expect will continue.

Off-Network and Other Revenues:

•	Transponder, MSS and other off-network services—an aggregate decrease of $2.0 million, primarily due to declines in off-network transponder services for network services and media customers.

•

Satellite-related services—an aggregate increase of $2.1 million, primarily due to higher professional fees earned for providing government professional services and flight operations support for third-party satellites as compared to the third quarter of 2011.

Changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization, income from operations, interest expense, net, and other significant income-statement items are described below.

•

Direct costs of revenue decreased by $7.8 million, or 7%, to $102.9 million for the three months ended September 30, 2012, as compared to the three months ended September 30, 2011. The decrease was primarily due to $4.4 million of higher service costs in 2011 associated with the accounting for our revenue and cost-sharing arrangements with JSAT International, Inc. related to the consolidation of the Horizons Satellite Holdings, LLC (“Horizons Holdings”) joint venture on September 30, 2011. Further, in 2012 there was a $2.2 million decline in costs attributable to purchases of off-network fixed satellite services (“FSS”) capacity and other third-party services, as well as a $1.2 million decrease in office and operational expenses.

•

Selling, general and administrative expenses decreased by $3.9 million, or 8%, to $46.9 million for the three months ended September 30, 2012, as compared to the three months ended September 30, 2011. The decrease was primarily due to a $2.6 million decrease in bad debt expense and $1.7 million of lower professional fees, partially offset by a net $1.2 million increase in staff related expenses largely due to non-cash stock compensation costs associated with the amended and restated Intelsat Global, Ltd. 2008 Share Incentive Plan (the “2008 Share Plan”).

•

Depreciation and amortization expense decreased by $1.9 million, or 1%, to $192.0 million for the three months ended September 30, 2012, as compared to the three months ended September 30, 2011. This decrease primarily resulted from lower depreciation expense due to the timing of certain satellites becoming fully depreciated, together with variation from year to year in the expected pattern of consumption of amortizable intangible assets. Those decreases were partially offset by increases from the impact of satellites placed into service during 2011 and 2012.

•

Our income from operations increased by $8.9 million, to $301.1 million, for the three months ended September 30, 2012, compared to $292.2 million for the three months ended September 30, 2011, due primarily to the effects described above, including lower expenses, most notably lower direct costs of revenue. Income from operations was further affected by:

•

a $12.0 million loss recognized on our derivative financial instruments for the three months ended September 30, 2012, related to the net loss on our interest rate swaps, which reflects interest expense accrued on the interest rate swaps as well as the change in fair value. For the three months ended September 30, 2011, we recorded a loss of $5.4 million on derivative financial instruments.

•

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. Interest expense, net decreased by $5.4 million, or 2%, to $312.0 million for the three months ended September 30, 2012, as compared to $317.4 million for the three months ended September 30, 2011. The decrease in interest expense, net was principally due to the following:

•	a net decrease of $7.7 million in interest expense as a result of Intelsat Jackson’s notes offering, repurchases and redemptions in the first half of 2012, partially offset by

•	an increase of $3.0 million from lower capitalized interest resulting from decreased levels of satellites and related assets under construction.

Non-cash items in total interest expense, net were $13.7 million for the three months ended September 30, 2012, primarily for amortization of deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums.

•

Loss on early extinguishment of debt was $3.1 million for the three months ended September 30, 2012, with no similar charge for the three months ended September 30, 2011. The 2012 loss was comprised of the write-off of unamortized debt issuance costs in connection with the prepayment of $112.2 million of New Dawn debt with proceeds received from an insurance claim.

•

Loss from previously unconsolidated affiliates was $20.2 million for the three months ended September 30, 2011, with no comparable amount for the three months ended September 30, 2012, due to the consolidation of the Horizons Holdings joint venture in September 2011.

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Other expense, net was $22.0 million for the three months ended September 30, 2012, as compared to other income, net of $0.6 million for the three months ended September 30, 2011. The difference of $22.6 million was primarily due to a $21.0 million charge related to fees and expenses in connection with the expiration of an unconsummated third-party investment commitment and a $1.4 million increase in exchange rate losses, primarily related to our business conducted in Brazilian reais and euros.

•

Our benefit from income taxes was $1.5 million for the three months ended September 30, 2012, as compared to a benefit of $42.7 million for the three months ended September 30, 2011. The difference was principally due to the tax benefit associated with the 2011 Horizons re-measurement charge and the release of certain valuation allowances on our U.S. subsidiary’s deferred state tax assets relating to internal subsidiary mergers during the three months ended September 30, 2011.

EBITDA, Intelsat S.A. Adjusted EBITDA and Other Financial Metrics

Intelsat S.A. EBITDA of $471.1 million for the three months ended September 30, 2012, reflected an increase of $4.6 million from $466.5 million for the same period in 2011. Intelsat S.A. Adjusted EBITDA increased by $9.2 million, or 2 percent, to $511.3 million, or 78 percent of revenue, for the three months ended September 30, 2012, from $502.1 million, or 77 percent of revenue, for the same period in 2011.

At September 30, 2012, Intelsat’s contracted backlog, representing expected future revenue under contracts with customers, was $10.8 billion, compared to $10.6 billion at June 30, 2012.

Intelsat management has reviewed the data pertaining to the use of the Intelsat network and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Comparison by Customer Set and Service Type

($ in thousands)

By Customer Set

	Three Months Ended September 30,		Three Months Ended September 30,
	2011		2012
Network Services	$305,875	47%	$297,050	45%
Media	204,686	31%	212,584	32%
Government	134,108	21%	135,336	21%
Other	8,212	1%	9,976	2%

	$652,881	100%	$654,946	100%

By Service Type

	Three Months Ended September 30,		Three Months Ended September 30,
	2011		2012
On-Network Revenues
Transponder services	$480,159	74%	$487,035	74%
Managed services	71,134	11%	69,751	11%
Channel	26,358	4%	22,744	4%

Total on-network revenues	577,651	89%	579,530	89%
Off-Network and Other Revenues
Transponder, MSS and other off-network services	62,794	10%	60,844	9%
Satellite-related services	12,436	2%	14,572	2%

Total off-network and other revenues	75,230	12%	75,416	12%

Total	$652,881	100%	$654,946	100%

Free Cash Flow From (Used in) Operations and Capital Expenditures

Free cash flow from operationsi was negative $61.4 million during the three months ended September 30, 2012. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment during the three months ended September 30, 2012, totaled $238.3 million.

Our capital expenditure guidance for the periods 2012 through 2014 (the “Guidance Period”) forecasts capital expenditures during those periods for ten satellites. This is comprised of five satellites launched in 2012, four satellites currently in development and one satellite expected to be ordered during the Guidance Period. The satellites in development and yet to be ordered are expected to be launched from 2013 to 2016. Consistent with prior guidance, we expect our 2012 total capital expenditures to range from approximately $775 million to $850 million. Capital expenditures for fiscal years 2013 and 2014 are expected to range from $550 million to $625 million and $525 million to $600 million, respectively. The annual classification of capital expenditure payments could be affected by the timing of achievement of satellite manufacturing and launch contract milestones.

During the Guidance Period, we also expect to receive significant customer prepayments under our existing customer contracts and under customer contracts to be signed in the future. Significant prepayments received in the third quarter of 2012 totaled $22.0 million. Prepayments are currently expected to range from $150 million to $200 million in 2012, all under existing contracts. Prepayments are currently expected to range from $150 million to $200 million in 2013 and $100 million to $150 million in 2014, with the majority of these prepayments coming from existing customer contracts.

End Notes

[i]

In this release, financial measures are presented both in accordance with GAAP and also on a non-GAAP basis. EBITDA, Intelsat S.A. Adjusted EBITDA, free cash flow from operations and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial information below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. EDT on Monday, November 5, 2012, to discuss the company’s financial results for the three months ended September 30, 2012. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors/events. To participate on the live call, participants should call (866) 700-7441 from North America, and +1 (617) 213-8839 from all other locations. The participant pass code is 23902602. Participants will have access to a replay of the conference call through November 12, 2012. The replay number for North America is (888) 286-8010 and for all other locations, +1 (617) 801-6888. The participant pass code for the replay is 15204284.

About Intelsat

Intelsat is the leading provider of satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; U.S. and other government regulation; changes in our contracted backlog or expected contracted backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations to us; our international operations and other uncertainties associated with doing business internationally; and litigation. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2011 and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended September 30, 2011	Three Months Ended September 30, 2012
Revenue	$652,881	$654,946
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	110,668	102,908
Selling, general and administrative	50,767	46,911
Depreciation and amortization	193,841	191,972
Losses on derivative financial instruments	5,356	12,037

Total operating expenses	360,632	353,828

Income from operations	292,249	301,118
Interest expense, net	317,433	311,951
Loss on early extinguishment of debt	—	(3,106)
Loss from previously unconsolidated affiliates	(20,188)	—
Other income (expense), net	585	(21,980)

Loss before income taxes	(44,787)	(35,919)
Benefit from income taxes	(42,678)	(1,517)

Net loss	(2,109)	(34,402)
Net (income) loss attributable to noncontrolling interest	1,667	(81)

Net loss attributable to Intelsat S.A.	$(442)	$(34,483)

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Three Months Ended September 30, 2011	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
Net loss	$(2,109)	$(34,402)	$(432,350)	$(142,298)
Add (Subtract):
Interest expense, net	317,433	311,951	992,084	950,073
Loss on early extinguishment of debt	—	3,106	326,183	46,489
Benefit from income taxes	(42,678)	(1,517)	(48,931)	(1,110)
Depreciation and amortization	193,841	191,972	583,196	567,472

EBITDA	$466,487	$471,110	$1,420,182	$1,420,626

EBITDA Margin	71%	72%	73%	73%

Note:

EBITDA consists of earnings before net interest, gain (loss) on early extinguishment of debt, taxes and depreciation and amortization. Given our high level of leverage, refinancing activities are a frequent part of our efforts to manage costs of borrowing. Accordingly, we consider (gain) loss on early extinguishment of debt an element of interest expense. EBITDA is a measure commonly used in the FSS sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET LOSS TO

INTELSAT S.A. ADJUSTED EBITDA

($ in thousands)

	Three Months Ended September 30, 2011	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
Net loss	$(2,109)	$(34,402)	$(432,350)	$(142,298)
Add (Subtract):
Interest expense, net	317,433	311,951	992,084	950,073
Loss on early extinguishment of debt	—	3,106	326,183	46,489
Benefit from income taxes	(42,678)	(1,517)	(48,931)	(1,110)
Depreciation and amortization	193,841	191,972	583,196	567,472

Intelsat S.A. EBITDA	466,487	471,110	1,420,182	1,420,626

Add (Subtract):
Compensation and benefits	(582)	1,167	4,275	4,705
Management fees	6,217	6,266	18,650	18,797
Loss from previously unconsolidated affiliates	20,188	—	24,658	—
Losses on derivative financial instruments	5,356	12,037	24,163	37,651
Non-recurring and other non-cash items	4,442	20,711	10,672	18,228

Intelsat S.A. Adjusted EBITDA	$502,108	$511,291	$1,502,600	$1,500,007

Intelsat S.A. Adjusted EBITDA Margin	77%	78%	78%	77%

Note:

Intelsat calculates a measure called Intelsat S.A. Adjusted EBITDA to assess the operating performance of Intelsat S.A. Intelsat S.A. Adjusted EBITDA consists of EBITDA of Intelsat S.A. as adjusted to exclude or include certain unusual items, certain other operating expense items and certain other adjustments as described in the table above. Our management believes that the presentation of Intelsat S.A. Adjusted EBITDA provides useful information to investors, lenders and financial analysts regarding our financial condition and results of operations, because it permits clearer comparability of our operating performance between periods. By excluding the potential volatility related to the timing and extent of non-operating activities, such as impairments of asset value and gains (losses) on derivative financial instruments, our management believes that Intelsat S.A. Adjusted EBITDA provides a useful means of evaluating the success of our operating activities. We also use Intelsat S.A. Adjusted EBITDA, together with other appropriate metrics, to set goals for and measure the operating performance of our business, and it is one of the principal measures we use to evaluate our management’s performance in determining compensation under our incentive compensation plans. Adjusted EBITDA measures have been used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Our management believes that the inclusion of Intelsat S.A. Adjusted EBITDA facilitates comparison of our results with those of companies having different capital structures.

Intelsat S.A. Adjusted EBITDA is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures of other companies. Intelsat S.A. Adjusted EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A.

CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share amounts)

	As of December 31, 2011	As of September 30, 2012
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents, net of restricted cash	$294,700	$231,246
Restricted cash	94,131	—
Receivables, net of allowance of $20,830 in 2011 and $24,406 in 2012	331,371	326,169
Deferred income taxes	26,058	25,925
Prepaid expenses and other current assets	42,934	53,726

Total current assets	789,194	637,066
Satellites and other property and equipment, net	6,142,731	6,403,078
Goodwill	6,780,827	6,780,827
Non-amortizable intangible assets	2,458,100	2,458,100
Amortizable intangible assets, net	742,868	674,032
Other assets	447,686	410,446

Total assets	$17,361,406	$17,363,549

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$143,097	$113,036
Taxes payable	11,764	—
Employee related liabilities	43,315	36,124
Accrued interest payable	359,336	336,830
Current portion of long-term debt	164,818	209,716
Deferred satellite performance incentives	17,715	19,772
Deferred revenue	64,609	81,573
Other current liabilities	76,460	76,974

Total current liabilities	881,114	874,025
Long-term debt, net of current portion	15,837,512	15,875,820
Deferred satellite performance incentives, net of current portion	113,974	157,992
Deferred revenue, net of current portion	724,413	807,164
Deferred income taxes	265,181	274,374
Accrued retirement benefits	305,902	284,450
Other long-term liabilities	322,735	299,785
Redeemable noncontrolling interest	3,024	8,744
Shareholder’s deficit:
Ordinary shares, $1.00 par value, 100,000,000 shares authorized and 5,000,000 shares issued and outstanding at December 31, 2011 and September 30, 2012	5,000	5,000
Paid-in capital	1,571,855	1,589,582
Accumulated deficit	(2,608,702)	(2,751,643)
Accumulated other comprehensive loss	(111,528)	(108,475)

Total Intelsat S.A. shareholder’s deficit	(1,143,375)	(1,265,536)
Noncontrolling interest	50,926	46,731

Total liabilities and shareholder’s deficit	$17,361,406	$17,363,549

INTELSAT S.A.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended September 30, 2011	Three Months Ended September 30, 2012
Cash flows from operating activities:
Net loss	$(2,109)	$(34,402)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	193,841	191,972
Provision for doubtful accounts	3,612	1,053
Foreign currency transaction loss	1,015	2,450
(Gain) loss on disposal of assets	824	(71)
Share-based compensation expense	(688)	1,062
Deferred income taxes	(38,349)	(3,477)
Amortization of discount, premium, issuance costs and other non-cash items	13,281	13,676
Loss on early extinguishment of debt	—	3,106
Share in loss from previously unconsolidated affiliates	20,189	—
Unrealized gains on derivative financial instruments	(14,761)	(698)
Termination of third-party commitment costs and expenses	—	21,000
Other non-cash items	1,836	3,856
Changes in operating assets and liabilities:
Receivables	(5,223)	(7,486)
Prepaid expenses and other assets	(2,589)	6,451
Accounts payable and accrued liabilities	(25,482)	(22,029)
Deferred revenue	89,181	7,445
Accrued retirement benefits	(3,262)	(4,987)
Other long-term liabilities	(1,257)	(2,005)

Net cash provided by operating activities	230,059	176,916

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(202,403)	(238,340)
Capital contributions to previously unconsolidated affiliates	(6,104)	—
Loan to affiliated party	—	(10,000)
Other investing activities	4,449	—

Net cash used in investing activities	(204,058)	(248,340)

Cash flows from financing activities:
Repayments of long-term debt	(208,125)	(138,641)
Proceeds from issuance of long-term debt	200,502	190,000
Debt issuance costs	(32)	—
Payment of premium on early retirement of debt	—	(2)
Capital contribution from noncontrolling interest	—	6,104
Dividends paid to noncontrolling interest	—	(2,109)
Noncontrolling interest in New Dawn	176	—
Principal payments on deferred satellite performance incentives	(3,885)	(4,318)

Net cash provided by (used in) financing activities	(11,364)	51,034

Effect of exchange rate changes on cash and cash equivalents	(1,015)	(2,450)

Net change in cash and cash equivalents	13,622	(22,840)
Cash and cash equivalents, beginning of period	281,799	254,086

Cash and cash equivalents, end of period	$295,421	$231,246

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM (USED IN) OPERATIONS

($ in thousands)

	Three Months Ended September 30, 2011	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
Net cash provided by operating activities	$230,059	$176,916	$673,220	$559,563
Payments for satellites and other property and equipment (including capitalized interest)	(202,403)	(238,340)	(615,113)	(715,101)

Free cash flow from (used in) operations	$27,656	$(61,424)	$58,107	$(155,538)

Note:

Free cash flow from (used in) operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Free cash flow from (used in) operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from (used in) operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from (used in) operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from (used in) operations does not give effect to cash used for debt service requirements and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from (used in) operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from (used in) operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.